Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BRIACELL THERAPEUTICS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units consisting of (2)	457(o)			$5,000,000	(3)	$0.00013810	$690.50
Fees to Be Paid	Equity	(i) Common Shares, no par value				-	(4)	-	-
Fees to Be Paid	Equity	(ii) One Warrant to Purchase One Common Share				-	(4)	-	-
Fees to Be Paid	Equity	Common Shares Underlying Warrants				$6,562,500	(7)	$0.00013810	$906.28
Fees to Be Paid	Equity	Pre-funded Units consisting of (5)				-	(3)	-	-
Fees to Be Paid	Equity	(i) Common Shares				-	(6)	-	-
Fees to Be Paid	Equity	(ii) Pre-Funded Warrants to Purchase Common Shares				-		-	-
Fees to Be Paid	Equity	Common Shares Underlying Pre-Funded Warrants				-		-	-
Fees to Be Paid	Equity	Placement Agent Warrants to Purchase Common Shares				0			-

						-		-	-
	Total Offering Amounts					$11,562,500			$1,596.79
	Total Fees Previously Paid								$-
	Total Fee Offsets								$-
	Net Fee Due								$1,596.79

(1)	Represents only the additional dollar amount of securities being registered. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-292388).
(2)	Each Common Unit consists of one common share and one warrant, each whole warrant exercisable for one common share.
(3)	The proposed maximum aggregate offering price of Common Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Units and Pre-funded Units (including the common shares issuable upon exercise of the Pre-funded warrants included in the Pre-funded Units), if any, is $5,000,000.
(4)	Included in the price of the Common Units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(5)	Each Pre-funded Unit consists of one Pre-funded warrant to purchase one common share and one warrant to purchase one common share.
(6)	Included in the price of the Pre-funded Units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(7)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the common shares underlying the warrants included in the Common Units and the Pre-funded Units includes the common shares issuable upon exercise of the placement agent’s warrants.